Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013 (except as to Note 1 as it relates to stock splits, which is as of October 17, 2014), with respect to the consolidated financial statements incorporated by reference into this Registration Statement for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012 of LendingClub Corporation. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

December 10, 2014

San Francisco, CA